EXHIBIT 99.2

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS THIRD QUARTER PROFIT

Year-over-year operating income improves $128 million

HOUSTON, October 16, 2003 -- Continental Airlines (NYSE: CAL) today reported third quarter net income of $133 million ($1.83 diluted earnings per share) including a $100 million after-tax gain from its disposition of ExpressJet stock. Excluding the gain from the disposition of ExpressJet stock, Continental's earnings per share was $.49 for the quarter, which compares favorably to First Call consensus of $.43 earnings per share.

Third quarter operating results improved $128 million over last year due to strong summer traffic and continued benefits from the company's cost-saving and revenue-generating initiatives. Operating income for the third quarter of 2003 was $174 million compared to $46 million for the third quarter of 2002.

"Even after selling ExpressJet shares and receiving the government security fee reimbursement, we still have a year-to-date loss with a tough six month period ahead of us," said Gordon Bethune, Chairman and CEO. "We remain focused on being a long-term survivor by further reducing our costs to achieve a breakeven position in 2004."

Third Quarter Revenue and Capacity

Passenger revenue for the quarter was $2.2 billion, 7.4 percent higher than the same period last year, due to improved mainline load factors and increased revenue from regional operations (Continental Express). Mainline yield was slightly down year-over-year, declining 0.7 percent, due to weakness in Latin America and the Pacific. Mainline revenue passenger miles increased 3.2 percent. Continental further decreased its capacity by 2.3 percent in the third quarter 2003 compared to the third quarter of 2002.

Continental set an all-time record mainline load factor of 80.0 percent in the third quarter of 2003, a 4.3 point increase over the same period in 2002. In July, the company set a monthly all-time record mainline load factor of 84.5 percent, 5.0 points above July 2002 and 3.5 points above the previous record set in June 2003. On Aug. 2, 2003, Continental set a record daily load factor of 90.9 percent, the highest daily load factor in its history, while achieving a 99.9 percent completion factor and an on-time arrival rate of 86.8 percent.

Revenue passenger miles for Continental's regional operations were up 54.8 percent on a capacity increase of 41.9 percent during the third quarter of 2003. The airline's regional load factor in the third quarter of 2003 was 70.8 percent, a quarterly record, and a 5.9 point increase over the same period in 2002.

Continental recorded an increase in mainline passenger revenue per available seat mile (RASM) of 4.8 percent in the third quarter of 2003 over the same period last year, despite extremely weak performance in Micronesia where RASM declined 14.4 percent. Continental maintained a domestic length-of-haul adjusted yield and RASM premium to the industry. Period to period comparisons of passenger revenue, RASM and available seat miles (ASMs) by geographic region for the company's mainline and regional operations are shown below:

Increase (Decrease) in Third Quarter 2003 vs. Third Quarter 2002

Passenger Revenue RASM ASMs

Domestic 4.8% 6.9% (2.0)%

Latin America 2.5% 5.7% (3.0)%

Trans-Atlantic 1.7% 2.2% (0.5)%

Pacific (11.4)% (5.0)% (6.7)%

Total Mainline 2.5% 4.8% (2.3)%

Regional 43.2% 0.9% 41.9%

Operational Results

During the quarter, Continental recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 79.5 percent and a completion factor of 99.2 percent, operating 26 days without a single flight cancellation. The airline's operational results in September were severely impacted by a month-long runway resurfacing project at its New York hub at Newark Liberty International Airport, which was completed Sept. 27. In addition, the blackout in the Northeast and hurricanes Claudette and Isabel also impacted the quarter's operational results.

While the blackout in the Northeast impacted Continental's operational performance in the quarter, the airline was the first to restore its flight schedule, canceling only 45 flights on Aug. 14 and 15, for a completion factor of 98.3 percent.

"In spite of the runway resurfacing project at Liberty and the Northeast blackout, our team has done a great job of keeping operations on track," said Larry Kellner, Continental's president and chief operating officer. "We will be a long-term survivor thanks to the dedicated efforts of our employees."

To further differentiate Continental's service and give added value to its best customers, Continental launched a package of special services and benefits for premium flyers including EliteAccess, Elite for the Day, and No Middle Seat Guarantee. These services include "head of the line" boarding at any time during the boarding process, first-to-the-carousel baggage delivery, space available first-class upgrades and guaranteed window or aisle seating.

Sales at continental.com continued on a record pace, increasing 86 percent in the third quarter 2003 over the same period last year. Online sales, including third party sites, accounted for 30 percent of the total segments flown in the third quarter.

Continental further expanded its codeshare agreement with KLM in the third quarter, giving customers access to 69 KLM destinations in Africa, the Middle East and Europe. In addition, the company began codeshare service with Emirates on flights between Dubai and the U.S. via London/Gatwick airport. These codeshare agreements also allow travelers to enjoy reciprocal airport lounge and frequent flyer benefits.

Continental's premium class service once again outranked all other U.S. airlines surveyed for comfort and value in Conde Nast Traveler's recently announced 2003 Business Traveler Awards. The airline's BusinessFirst service has outranked all other U.S. airlines surveyed for each of the six years that Conde Nast Traveler readers have completed the survey.

The airline completed installation of Verizon Airfone JetConnect with Email, becoming the first U.S. airline to offer two-way e-mail, instant messaging and text messaging on its entire domestic fleet.

Third Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) rose slightly in the third quarter, increasing 1.2 percent (0.4 percent decrease holding fuel rate constant) on 2.3 percent fewer ASMs relative to the same period last year.

"Our continuing efforts to align our schedule, fleet and cost structure with today's weak revenue environment are beginning to produce results," said Jeff Misner, Continental's senior vice president and chief financial officer. "Our entire team remains focused on restoring consistent profitability."

During the quarter, Continental completed the disposition of 17 million shares of common stock of ExpressJet Holdings, Inc. (NYSE: XJT). It contributed $127 million in cash proceeds and an additional $100 million of ExpressJet shares to Continental's defined benefit pension plan. The total gain from these dispositions was $173 million ($100 million after taxes).

These transactions reduced Continental's percentage ownership of ExpressJet to approximately 31 percent. Due to new accounting rules (FASB Interpretation No. 46, "Consolidation of Variable Interest Entities"), the company will continue to consolidate the financial results of ExpressJet until the combined interest held by the pension plan and Continental, which was 44 percent on Sept. 30, 2003, falls below 41 percent.

Continental contributed an additional $103 million in cash to its defined benefit pension plan in the third quarter, bringing its year-to-date pension contributions to $372 million. The contributions exceed the airline's minimum pension obligation for 2003 by $283 million, bringing the plan funding to approximately 90 percent of the company's current liability at year-end 2002.

During the quarter, ExpressJet Holdings accepted delivery of six ERJ-145XR aircraft, bringing Continental's regional operator's total operating fleet to 218 jets.

Continental ended the third quarter with more than $1.6 billion in cash and short-term investments, of which $139 million is restricted and $171 million is held by ExpressJet.

Corporate Background

Continental Airlines is the world's seventh-largest airline and has more than 2,200 daily departures. With 127 domestic and 96 international destinations, Continental has extensive service throughout the Americas, Europe and Asia. Continental has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 41 million passengers per year. With 42,000 mainline employees, Continental is one of the 100 Best Companies to Work For in America. In 2003, Fortune ranked Continental highest among major U.S. carriers in the quality of its service and products, and No. 2 on its list of Most Admired Global Airlines. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 11:30 a.m. CT/12:30 p.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2002 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the Company will be able to achieve the pre-tax benefits from the revenue-generating and cost-reducing initiatives discussed in this press release, some of which will depend, among other matters, on customer acceptance and competitor actions. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions of dollars, except per share data)

(Unaudited)

	Three Months Ended September 30,		Increase/
	2003	2002	(Decrease)

Operating Revenue:
Passenger	$2,186	$2,036	7.4%
Cargo, mail and other	179	142	26.1%
	2,365	2,178	8.6%

Operating Expenses:
Wages, salaries and related costs	778	743	4.7%
Aircraft fuel	316	276	14.5%
Aircraft rentals	225	227	(0.9)%
Landing fees and other rentals	165	163	1.2%
Maintenance, materials and repairs	135	119	13.4%
Depreciation and amortization	110	112	(1.8)%
Booking fees, credit card discount and sales	93	91	2.2%
Passenger servicing	81	78	3.8%
Commissions	38	47	(19.1)%
Other	250	276	(9.4)%
	2,191	2,132	2.8%

Operating Income	174	46	278.3%

Nonoperating Income (Expense):
Interest expense	(100)	(95)	5.3%
Interest capitalized	6	8	(25.0)%
Interest income	5	6	(16.7)%
Gain on dispositions of ExpressJet Holdings shares	173	-	NM
Other, net	3	4	(25.0)%
	87	(77)	NM

Income (Loss) before Income Taxes and Minority Interest	261	(31)	NM
Income Tax Benefit (Provision)	(113)	4	NM
Minority Interest	(15)	(10)	50.0%
Net Income (Loss)	$ 133	$ (37)	NM

Basic Earnings (Loss) per Share	$ 2.04	$(0.58)	NM

Diluted Earnings (Loss) per Share	$ 1.83	$(0.58)	NM

Shares used for computation:
Basic	65.4	64.3	1.7%
Diluted	74.6	64.3	16.0%

Note: As a result of the early adoption of FASB Interpretation No. 46, distributions on the Mandatorily Redeemable Preferred Securities are no longer reported on our statements of operations, but interest on the notes is recorded as interest expense. Prior year distributions were reclassified to conform to the current year presentation.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions of dollars, except per share data)

(Unaudited)
	Nine Months Ended September 30,		Increase/
	2003	2002	(Decrease)

Operating Revenue:
Passenger	$6,083	$5,970	1.9%
Cargo, mail and other	539	394	36.8%
	6,622	6,364	4.1%

Operating Expenses:
Wages, salaries and related costs	2,319	2,220	4.5%
Aircraft fuel	965	738	30.8%
Aircraft rentals	671	687	(2.3)%
Landing fees and other rentals	469	484	(3.1)%
Maintenance, materials and repairs	395	351	12.5%
Depreciation and amortization	336	329	2.1%
Booking fees, credit card discount and sales	286	294	(2.7)%
Passenger servicing	224	228	(1.8)%
Commissions	110	174	(36.8)%
Security fee reimbursement (a)	(176)	-	NM
Fleet impairment losses and other special charges (b)	79	254	(68.9)%
Other	756	860	(12.1)%
	6,434	6,619	(2.8)%

Operating Income (Loss)	188	(255)	NM

Nonoperating Income (Expense):
Interest expense	(296)	(276)	7.2%
Interest capitalized	19	28	(32.1)%
Interest income	13	18	(27.8)%
Gain on dispositions of ExpressJet Holdings shares	173	-	NM
Other, net	9	-	NM
	(82)	(230)	(64.3)%

Income (Loss) before Income Taxes and Minority Interest	106	(485)	NM
Income Tax Benefit (Provision)	(75)	161	NM
Minority Interest	(40)	(18)	NM
Net Loss	$ (9)	$ (342)	(97.4)%

Basic and Diluted Loss per Share	$(0.14)	$(5.36)	(97.4)%

Shares used for Basic and Diluted computation	65.4	63.9	2.3%

Note: As a result of the early adoption of FASB Interpretation No. 46, distributions on the Mandatorily Redeemable Preferred Securities are no longer reported on our statements of operations, but interest on the notes is recorded as interest expense. Prior year distributions were reclassified to conform to the current year presentation.

  The Company received $176 million for the reimbursement of security fees in the second quarter of 2003.
  The Company recorded a $65 million impairment charge in the first quarter of 2003 for its MD-80 fleet and spare parts associated with grounded aircraft, and a $14 million charge in the second quarter of 2003 for expense associated with the deferral of Boeing 737 aircraft deliveries. The Company recorded a $90 million impairment charge in the first quarter of 2002 for the permanent grounding of its DC10-30 fleet, and charges of $152 million, primarily related to the impairment and accrual of lease exit costs of its MD-80 and turboprop fleet, and $12 million, to write down its receivable from the U.S. government related to the finalization of its grant application under the Air Transportation Safety and System Stabilization Act, in the second quarter of 2002.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Three Months Ended September 30,		Increase/
	2003	2002	(Decrease)

Mainline Operations (except as noted):
Revenue passengers (thousands)	10,613	10,581	0.3%
Revenue passenger miles (millions)	16,436	15,923	3.2%
Available seat miles (millions)	20,550	21,027	(2.3)%
Cargo ton miles (millions)	221	232	(4.7)%

Passenger load factor:
Mainline	80.0%	75.7%	4.3 pts.
Domestic	80.1%	74.9%	5.2 pts.
International	79.8%	76.9%	2.9 pts.
Consolidated (a)	79.1%	75.0%	4.1 pts.
Consolidated breakeven passenger load factor (a)(b)	70.7%	77.9%	(7.2) pts.

Passenger revenue per available seat mile (cents)	8.94	8.53	4.8%
Total revenue per available seat mile (cents)	9.79	9.19	6.5%
Average yield per revenue passenger mile (cents)	11.18	11.26	(0.7)%

Cost per available seat mile (cents)	9.01	8.90	1.2%
Cost per available seat mile, holding fuel rate constant (cents) (c)	8.86	8.90	(0.4)%

Average price per gallon of fuel, excluding fuel taxes (cents)	81.52	72.01	13.2%
Average price per gallon of fuel, including fuel taxes (cents)	85.65	75.95	12.8%
Fuel gallons consumed (millions)	330	340	(2.9)%

Aircraft in fleet at end of period	352	366	(3.8)%
Average stage length	1,299	1,244	4.4%
Average daily utilization of each aircraft (hours)	9:38	9:37	0.2%

Regional Operations:
Revenue passenger miles (millions)	1,605	1,037	54.8%
Available seat miles (millions)	2,269	1,599	41.9%
Passenger load factor	70.8%	64.9%	5.9 pts.
Aircraft in fleet at end of period	218	182	19.8%

  Includes regional operations.
  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis. The gain on the dispositions of ExpressJet Holdings shares of $173 million included in the consolidated breakeven load factor accounted for a decrease of 5.9 percentage points.
  Cost per available seat mile holding fuel rate constant is computed by dividing operating cost by available seat miles, adjusting average fuel price per gallon for the most recent period to equal the average fuel price per gallon for the corresponding period in the prior year. This statistic provides management and investors the ability to measure and monitor Continental's cost performance on a consistent basis. Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Nine Months Ended September 30,		Increase/
	2003	2002	(Decrease)

Mainline Operations (except as noted):
Revenue passengers (thousands)	29,978	31,365	(4.4)%
Revenue passenger miles (millions)	44,383	45,441	(2.3)%
Available seat miles (millions)	58,794	60,551	(2.9)%
Cargo ton miles (millions)	679	664	2.3%

Passenger load factor:
Mainline	75.5%	75.0%	0.5 pts.
Domestic	76.6%	74.4%	2.2 pts.
International	73.8%	76.0%	(2.2) pts.
Consolidated (a)	74.8%	74.2%	0.6 pts.
Consolidated breakeven passenger load factor (a)(b)	74.8%	83.6%	(8.8) pts.

Passenger revenue per available seat mile (cents)	8.76	8.70	0.7%
Total revenue per available seat mile (cents)	9.64	9.34	3.2%
Average yield per revenue passenger mile (cents)	11.60	11.59	0.1%

Cost per available seat mile (cents)	9.30	9.61	(3.2)%
Security fee reimbursement and fleet impairment losses and other special charges per available seat mile (cents)	(0.16)	0.41	NM
Cost per available seat mile, holding fuel rate constant (cents) (c)	8.97	9.61	(6.7)%

Average price per gallon of fuel, excluding fuel taxes (cents)	87.80	67.02	31.0%
Average price per gallon of fuel, including fuel taxes (cents)	92.01	71.09	29.4%
Fuel gallons consumed (millions)	943	980	(3.8)%

Aircraft in fleet at end of period	352	366	(3.8)%
Average stage length	1,269	1,222	3.8%
Average daily utilization of each aircraft (hours)	9:20	9:35	(2.6)%

Regional Operations:
Revenue passenger miles (millions)	4,139	2,875	44.0%
Available seat miles (millions)	6,109	4,555	34.1%
Passenger load factor	67.8	63.1	4.7 pts.
Aircraft in fleet at end of period	218	182	19.8%

  Includes regional operations.
  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis. The security fee reimbursement of $176 million, fleet impairment losses and other special charges of $79 million and the $173 million gain on dispositions of ExpressJet Holdings shares in 2003 included in the consolidated breakeven load factor account for a decrease of 3.7 percentage points. The special charges of $254 million in 2002 included in the consolidated breakeven load factor account for an increase of 4.4 percentage points.
  Cost per available seat mile holding fuel rate constant is computed by dividing operating cost by available seat miles, adjusting average fuel price per gallon for the most recent period to equal the average fuel price per gallon for the corresponding period in the prior year. This statistic provides management and investors the ability to measure and monitor Continental's cost performance on a consistent basis. Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

	First Call	Actual
Three Months Ended September 30, 2003:	Consensus	Results

Diluted earnings per share, excluding gain on dispositions of ExpressJet Holdings shares	$0.43	$0.49
Adjustments:
Add: Gain on dispositions of ExpressJet Holdings shares	1.34	1.34

Diluted earnings per share, including gain on dispositions of ExpressJet Holdings shares	$1.77	$1.83

	Three Months Ended September 30,		Increase/
Mainline Operations	2003	2002	(Decrease)

Cost per available seat mile (CASM) (cents)	9.01	8.90	1.2%
Adjustments:
Less: Current year fuel cost per available seat mile (cents) (a)	(1.31)	N/A
Add: Current year fuel cost at prior year fuel price per available seat mile (cents) (a)	1.16	N/A

CASM holding fuel rate constant (cents) (b)	8.86	8.90	(0.4)%

	Nine Months Ended September 30,		Increase/
Mainline Operations	2003	2002	(Decrease)

Cost per available seat mile (CASM) (cents)	9.30	9.61	(3.2)%
Adjustments:
Add: Security fee reimbursement per available seat mile (cents)	0.29	-
Less: Fleet impairment losses and other special charges per available seat mile (cents)	(0.13)	(0.41)
Less: Current year fuel cost per available seat mile (cents) (a)	(1.41)	N/A
Add: Current year fuel cost at prior year fuel price per available seat mile (cents) (a)	1.08	N/A

CASM holding fuel rate constant and excluding security fee reimbursement and special charges (cents) (b)	9.13	9.20	(0.8)%

  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

  This statistic provides management and investors the ability to measure and monitor Continental's cost performance on a consistent basis.

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